 UNITE HERE, 275 Seventh Ave, New York, NY 10001
October 10, 2014

For immediate release: Attention business, real estate editors

Ashford Trust insiders to dilute spin-off of Ashford Inc. in 2nd off-market transaction, according to UNITE HERE

New York City -- Ashford Hospitality Trust [NYSE: AHT] insiders have arranged to convert their deferred compensation at AHT into shares of Ashford Inc. prior to its anticipated spin-off, according to UNITE HERE. The deferred compensation transaction follows last month’s private sale of a 40% stake in an Ashford Inc. subsidiary (AIM) to two insiders, including AHT’s chairman and CEO, for $1.1 million.

AHT’s Chairman/CEO and Chairman Emeritus have elected to exercise 1.6 million shares of AHT in deferred compensation by purchasing common shares of Ashford Inc., an option not available to other AHT shareholders, and the second transaction made available to insiders right before Ashford Inc. is valued by the public markets.

AHT estimates these deferred shares were worth $16.7 million as of September 29, 2014.The number of Ashford Inc. shares to be purchased by insiders will be set by the valuation of the new company upon spin-off.

Who will set the valuation of Ashford Inc.? The Board of Directors of AHT.

Is AHT using a low valuation for Ashford Inc.?

A low valuation of Ashford Inc. will allow insiders to purchase a greater proportion of the spun-off entity, leaving independent shareholders with a diminished stake.

A low valuation also allows insiders to buy Ashford Inc. shares or assets on more favorable terms than other investors. This incentive casts doubt on the notion that a low valuation is intended solely to protect the REIT’s tax status. Furthermore, UNITE HERE questions whether the incentive to insiders undermines the legitimacy of Ashford Inc.’s valuation for tax purposes and may thereby pose a risk to AHT shareholders.

AHT engaged two third parties to value Ashford Inc. for the purpose of pricing the spin-off and valuing deferred compensation transactions. The valuations yielded an enterprise value between $48 and $64 million.

Subtract from that $34 million in Ashford Inc. cash, and the valuation range is reduced to $14 to $30 million for a business with annualized revenues of approximately $67 million and an estimated EBITDA of $11 million. As a multiple of EBITDA, this gives Ashford Inc. a valuation of 1.3 – 3 x EBITDA excluding cash, or 4.3 – 5.8 x EBITDA including cash.

We question the valuation range, especially given the long terms and low risks of the advisory agreements that form the bulk of Ashford Inc.’s current revenues. Two analysts have already issued higher valuations of Inc. (Whitesand, 8/13/14; MLV&Co, 8/11/14)

How much cash does Ashford Inc. need?

The company has not explained why it needs $34 million cash on hand. Ashford Inc.’s advisory agreements with its client REITs leave it primarily responsible for employee salaries, benefits and cash bonuses net of equity incentives, while client REITs must reimburse most of the advisor’s other expenses on a monthly basis. Base advisory fees are paid to Ashford Inc. quarterly.

UNITE HERE questions whether the excess cash will be used by Ashford Inc. to make yet another related party transaction: the purchase of Remington Hotels from AHT’s Chairman/CEO and Chairman Emeritus, who personally own the hotel management company, before or after spin-off.

UNITE HERE believes insiders who wish to increase their ownership of Ashford Inc. should purchase shares on the public market post-spinoff like any other shareholder.

UNITE HERE is soliciting support for a special meeting of shareholders to restore shareholder rights and preserve strategic alternatives at AHT. Visit http://www.unlock-ashford.org and follow @HotelCorpGov.

UNITE HERE members are beneficiaries of pension funds with over $60 billion in assets. UNITE HERE Local 878 represents workers at Ashford’s Sheraton Anchorage, which is subject to a longstanding labor dispute.

Contact: JJ Fueser 416-893-8570 or jjfueser@unitehere.org,

Elliott Mallen 312-656-5807 or emallen@unitehere.org

Sources: Ashford Inc, Form 10B/A Information Statement, filed with the SEC on October 3, 2014. Deferred compensation: p. 30; Advisory Agreement: p. 6-7; third-party valuations: p. 46, 54; EBITDA and cash position predicted by Ashford’s unaudited Pro Forma Financial Statements: F-3, F-4 and notes.